Filed pursuant to Rule 433
Registration No. 333-189888

ROYAL BANK OF CANADA
MEDIUM-TERM NOTES, SERIES F
$300,000,000
SENIOR FLOATING RATE NOTES, DUE OCTOBER 13, 2017
FINAL TERM SHEET
DATED OCTOBER 9, 2014

Terms and Conditions

Issuer:	Royal Bank of Canada

Title of the Series:	Senior Floating Rate Notes, due October 13, 2017

Expected Ratings1:	Aa3 / AA- / AA (Negative / Negative / Stable)

Principal Amount:	$300,000,000

Issue Price:	100%

Trade Date:	October 9, 2014

Settlement Date:	October 15, 2014

Maturity Date:	October 13, 2017

Minimum Denomination:	$1,000 and multiples of $1,000

Interest Rate:	3 Month USD LIBOR plus 26 bps payable and reset quarterly

Initial Interest Rate:
The interest rate for the initial interest reset period prior to the Interest Payment Date in January 2015, will be an interpolated rate based upon the 2-month USD LIBOR and 3-month USD LIBOR, to be determined on the second London business day preceding the Settlement Date, plus 26 basis points.

Fees:	0.15%

Interest Payment Dates:	Quarterly on the 13th of each January, April, July, and October, beginning January 13, 2015

Payment Convention:	Modified following business day convention, adjusted

1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

Business Days:	London, New York, Toronto

Day Count Fraction:	Actual / 360

Listing:	None

Optional Redemption:	None

CUSIP / ISIN:	78010U4B0 / US78010U4B08

Lead Managers and Joint Book Runners:	RBC Capital Markets, LLC Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC

Co-Managers:
ANZ Securities, Inc.
Capital One Securities, Inc.
ING Financial Markets LLC
Lloyds Securities Inc.
nabSecurities, LLC
Santander Investment Securities Inc.
SG Americas Securities, LLC
Standard Chartered Bank
SunTrust Robinson Humphrey, Inc.
UBS Securities LLC

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the lead managers will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC at 1-866-375-6829, Credit Suisse Securities (USA) LLC at 1-800-221-1037, or J.P. Morgan Securities LLC at 1-212-834-4533.